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                                                                       Exhibit 1
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Security Benefit Life Insurance Company                700 SW Harrison St.
Security Benefit Group, Inc.                           Topeka, Kansas 66636-0001
Security Distributors, Inc.                            (913) 295-3000
Security Management Company


February 25, 1997

Security Income Fund
700 Harrison Street
Topeka, KS 66636-0001

Dear Sir/Madam:

I refer to the Rule 24f-2 Notice for File No. 2-38414 of Security Income Fund, a Kansas corporation, hereinafter referred to as the "Company," being filed with the Securities and Exchange Commission for the purpose of reporting under the Securities Act of 1933 the $1.00 par value capital stock of the Company sold during the fiscal year ended December 31, 1996, as follows: 1,865,871 Class A shares and 540,822 Class B shares of Corporate Bond Series; 523,777 Class A shares and 84,555 Class B shares of U.S. Government Series; 263,875 Class A shares and 30,478 Class B shares of Limited Maturity Bond Series; 52,605 Class A shares and 18,808 Class B shares of Global Aggressive Bond Series; and 181,471 Class A shares and 178,705 Class B shares of High Yield Series.

I have examined the Articles of Incorporation and the bylaws of the Company, minutes of the applicable meetings of the Board of Directors and stockholders of the Company, and other corporate records, applicable certificates of public officials, and other documents I have deemed relevant.

Based upon the foregoing, it is my opinion that:

(1) The Company is duly organized, existing and in good standing under the laws of the State of Kansas.

(2) The Company has authorization to sell an indefinite number of shares of capital stock of the par value of $1.00 per share pursuant to an indefinite registration of such shares made effective December 4, 1984.

(3) All necessary corporate actions have been taken to authorize the sale by the Company, during the fiscal year ended December 31, 1996, of the shares (aggregate sale price of $28,799,442) of capital stock of the Company set forth above and, upon the sale by the Company of those shares, they were duly issued, fully paid and nonassessable.

I hereby consent to the inclusion in said Rule 24f-2 Notice of my foregoing opinion filed as Exhibit 1 thereto.

Very truly yours,

AMY J. LEE

Amy J. Lee
Vice President, Associate General
Counsel and Assistant Secretary
Security Benefit Life Insurance Company